Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

November 25, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Ventura Assets Limited
Glendale, CA

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K/A Amendment No. 1, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Ventura Assets Limited of our report dated November 22 2010, relating to the financial statements of Ventura Assets Limited, a Colorado Corporation, as of and for the years ending December 31, 2008 and 2007 and for the period from inception to December 31, 2008.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

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